[LOGO]                                                              PO Box 9005
                                                       Quakertown PA 18951-9005
                                                                   215.538.5600
                                                                 1.800.491.9070
                                                                    www.QNB.com



FOR IMMEDIATE RELEASE



               QNB CORP. FIRST QUARTER NET INCOME INCREASES 11.4%



QUAKERTOWN, PA (22 April 2005) QNB Corp. (OTC Bulletin Board: QNBC), the parent company of The Quakertown National Bank (QNB), reported net income for the first quarter of 2005 of $1,919,000, an 11.4% increase over first quarter 2004 earnings of $1,722,000. For the quarter ending March 31, 2005, basic and diluted earnings per share were $.62 and $.60, respectively. This compares to basic earnings per share of $.56 and diluted earnings per share of $.54 for the same period in 2004. The results for the first quarter of 2005 represent a record quarter for QNB.


Total assets at March 31, 2005 were $581,126,000, an increase of 7.5% over total assets of $540,640,000 at March 31, 2004. Over this same time period, loans increased $34,613,000, or 14.7%, and total deposits increased $42,836,000, or 10.0%. Despite the strong growth in loans, asset quality continued to improve as non-performing assets declined from $639,000 at March 31, 2004 to $60,000 at March 31, 2005.

 "I am pleased to report a strong start to the year 2005," said Thomas J. Bisko, President and Chief Executive Officer. "We have been able to overcome continuing pressure on our net interest margin by achieving strong loan and deposit growth while at the same time maintaining excellent asset quality. In addition, during the quarter we announced our 10th consecutive year of increases in the cash dividend paid to shareholders."

Net interest income increased $159,000 when comparing the first quarter of 2005 to the same period in 2004, as an 8.3% increase in average earning assets offset an 11 basis point decline in the net interest margin. Average loans increased 14.5% when comparing the two quarters, with most of this increase concentrated in loans to businesses and home equity loans. This loan growth was funded by an increase in average deposits of 8.8%, primarily money market deposits and time deposits.

The net interest margin for the first quarter of 2005 was 3.30%, compared to 3.41% for the first quarter of 2004. The decline in the margin was a result of funding costs (particularly money market and time deposit interest rates) which increased to a greater degree than rates earned on assets. The combination of short-term Treasury rates increasing in response to the Federal Reserve Bank continuing to increase the Federal funds target rate, along with the extremely competitive environment for deposits, has led to higher funding costs. However, the net interest margin for the three months ended March 31, 2005 represents an increase from the 3.21% reported for the fourth quarter of 2004.

Total non-interest income for the three months ended March 31, 2005 increased $299,000 to $1,669,000. This compares to non-interest income of $1,370,000 for the three months ended March 31, 2004. Net securities gains increased $134,000 when comparing the two quarters, while net gains on the sale of loans decreased $65,000 during this period. Also contributing to the increase in non-interest income was a $209,000 gain on the liquidation of the remaining assets relinquished by a borrower during the third quarter of 2004. This gain, combined with the gain in the fourth quarter of 2004, resulted in the full recovery of the $350,000 charge-off QNB recorded through the allowance for loan losses in the third quarter of 2004 related to the loan.

Total non-interest expense increased $158,000, or 5.1%, to $3,236,000 for the three-month period ended March 31, 2005. Total non-interest expense was $3,078,000 for the first quarter of 2004. The opening of the supermarket branch during the second quarter of 2004 was a contributing factor to the increase in non-interest expense. Net occupancy and furniture and equipment expense account for $82,000 of the increase, and salary expense accounts for $43,000.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides trust and investment management services in conjunction with The Trust Company of Lehigh Valley, retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data)

                                                  Three Months Ended
                                                      March 31,
                                                  2005        2004
INCOME:
Total interest income                              $ 6,759     $ 6,136
Total interest expense                               2,674       2,210
Net interest income                                  4,085       3,926
Provision for loan losses                                -           -
Total non-interest income                            1,669       1,370
Total non-interest expense                           3,236       3,078
Income before income taxes                           2,518       2,218
Provision for income taxes                             599         496
Net income                                         $ 1,919     $ 1,722

NET INCOME PER SHARE:
   Basic                                           $ 0.62       $ 0.56
   Diluted                                           0.60         0.54
   Dividends                                         0.195       0.185

SELECTED PERIOD END BALANCES:
Total assets                                      $581,126    $540,640
Federal funds sold                                      -       10,859
Investments                                        272,119     257,654
Loans held-for-sale                                    489         213
Total loans                                        269,524     234,911
Allowance for loan losses                            2,606       2,919
Deposits                                           469,070     426,234
Borrowed funds                                      65,015      64,714
Shareholders' equity                                44,266      45,898



SELECTED RATIOS:
Return on average assets                             1.34%       1.28%
Return on average shareholders' equity              17.04%      16.64%
Net interest margin-tax equivalent                   3.30%       3.41%
Efficiency ratio-tax equivalent                     52.88%      54.45%
Average shareholders' equity to                      7.85%       7.71%
 total average assets
Nonperforming assets to total assets                  .01%        .12%
Allowance as a % of loans                             .97%       1.24%

                                      # # #
Contact: Thomas J. Bisko
                  215-538-5612
                  tbisko@qnb.com